Exhibit 23.4

Consent of Independent Registered

Public Accounting Firm

We have issued our report dated April 29, 2024 with respect to the consolidated financial statements of Ceapro Inc. included in the Form 6-K of Aeterna Zentaris Inc. furnished on May 15, 2024, incorporated by reference in this Registration Statement (No. 333-239264) and Prospectus of Aeterna Zentaris Inc. We consent to the incorporation by reference of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears in the caption “Experts.”

/s/ Raymond Chabot Grant Thornton LLP

Montréal, Canada

May 30, 2024